THE SOMERSET GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Nature of Operations and Summary of Significant  Accounting Policies

The Somerset Group, Inc. (the "Company" or "Somerset") is a nondiversified, unitary savings and loan holding company. Its major asset is a 21.5% ownership interest in First Indiana Corporation ("First Indiana"), which owns 100% of First Indiana Bank (the "Bank"). The Company operates One Insurance Agency and One Investment Corporation, which market insurance and investment products, and under the name Somerset Wealth Management, provides investment advisory services, financial counseling, and asset management. As a result of a merger on January 20, 1998 with Whipple and Company P.C.("Whipple"), the Company will also provide tax planning and preparation, retirement and estate planning, and business consulting.

(a) Basis of Financial Statement Presentation: The consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

(b) Fees and Commissions: Fees and commissions represent revenue from its advisory, financial counseling and asset management services and from the sale of insurance and investment products.

(c) Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in banks, and money market funds immediately available.

(d) Short-Term Investments: The investments are valued at market price on the statement date. They are available-for-sale and proceeds are available on three days notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as a separate component of shareholders' equity until realized.

(e) Investment in First Indiana Corporation: First Indiana Corporation is a nondiversified unitary savings and loan holding company whose primary subsidiary is a federally chartered stock savings bank. It operates retail banking and mortgage and consumer loan offices throughout Indiana and mortgage and consumer loan offices in seven other states. Somerset's investment in First Indiana Corporation is stated at cost, adjusted for its share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

(f) Construction Contracts: The Company used the percentage-of-completion method for reporting profits from construction contracts for financial statement purposes during 1995. The units-of-production method was utilized in the computation.

(g) Office Furniture and Equipment: Office furniture and equipment are stated at historical cost for financial reporting purposes. Depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

(h) Employee Benefit Plans: The Company maintained a non-contributory, trusteed, defined benefit Pension Plan and an Employee Savings and Investment Plan which was qualified for tax deferred employee contributions under section 401(k) of the Internal Revenue Code. The Employee Savings and Investment Plan was terminated on June 30, 1995, and the Pension Plan was terminated on November 30, 1995.


                               -22-


  The Company adopted a Salary Reduction Simplified Employee Pension Plan (SAR-
SEP) in 1996, with the Company matching a portion of the employee's contribution.

(i) Income Taxes: The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis. The principal temporary difference between the financial statement carrying amounts and the tax basis that result in deferred taxes is the investment in First Indiana, accounted for under the equity method of accounting. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the effective date.

(j) Earnings Per Share: In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share". This statement provides computation, presentation, and disclosure requirements for earnings per share and supersedes Accounting Principles Board Opinion 15. Basic earnings per share for 1997, 1996, and 1995 were computed by dividing net income by the weighted
     average shares of common stock outstanding.   Dilution of the per share
     calculation relates to stock options. Diluted earnings per share are the same amounts as primary earnings per share calculated and reported under superseded APB 15. All share and per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.

(k) Treasury Shares: Treasury shares issued are valued at average cost of all treasury shares at the date of issuance.

Note 2.  Business Combinations

Whipple and Company Professional Corporation

On January 20, 1998, Somerset issued 333,339 shares of its common stock for all the outstanding common stock of Whipple, a provider of financial and accounting services that includes tax planning and preparation, retirement planning, estate planning, investment planning, business consulting and accounting services.
This business combination will be accounted for as a pooling-of-interests combination and, accordingly, Somerset's historical consolidated financial statements presented in future reports will be restated to include the accounts and results of Whipple.

The following pro forma data summarizes the combined results of operations of Somerset and Whipple as if the combination had been consummated on December 31, 1997, and reflects adjustments to conform the accounting methods of Whipple with those of Somerset.

                                               Year Ended December 31,
                                      1997             1996              1995
Combined revenue and income     $11,125,000       $9,534,000       $11,975,000

Combined net income              $2,536,000       $2,145,000        $3,355,000

Basic earnings per share               $.88             $.75             $1.16
Diluted earnings per share             $.86             $.73             $1.15
The 333,339 shares issued by Somerset in the transaction consisted of 293,833 shares held as treasury shares and 39,506 previously unissued shares.


                               -23-

Under the terms of the merger agreement, compensation following the date of the combination paid to officers of Whipple who are also shareholders, will be significantly lower than historical amounts, and make the above combined historical results of operations unrepresentative of future results. The following pro forma information reflects the effects for the year ended December 31, 1997, of salary changes that are supported by employment agreements and is necessary to assess the impact of the business combination. The duties of these officers will not be reduced, and additional costs are not expected to be incurred that would offset the cost savings.
                                                    (Unaudited)
                                           Year Ended December 31, 1997
Combined revenue and income                        $11,125,000
Combined net income                                 $2,536,000
Contractual reduction of officers' salaries            519,000
Related income taxes                                  (202,000)
                                                       -------
Pro forma net income                                $2,853,000
                                                     =========
Basic earnings per share                                  $.99
Diluted earnings per share                                $.96

One Investment Corporation

Effective April 30, 1996, the Company acquired all the outstanding common stock of One Investment Corporation for $1,415,000 in cash from the Company's affiliate First Indiana Bank. One Investment Corporation and its wholly-owned subsidiary, One Insurance Agency, Inc., engage in the sale of insurance and non-FDIC insured investment products.

The acquisition was accounted for by the purchase method and, accordingly, the results of operations of One Investment Corporation have been included in the Company's consolidated financial statements from April 30, 1996. The excess of the purchase price over the fair value of the net identifiable assets acquired of $1,188,000 was recorded as goodwill and is being amortized on a straight-line basis over 15 years.

The purchase agreement also provides for additional payments over a three-year period contingent on future operating income of One Investment Corporation. The additional payments, if any, will be accounted for as additional goodwill. During 1997, the Company paid $74,000 as additional purchase price for the 12 month period ended April 30, 1997, increasing the cost to $1,489,000, and the excess of purchase price over fair value to $1,262,000.

The following unaudited pro forma financial information presents the combined results of operations of the Company and One Investment Corporation as if the acquisition had occurred as of the beginning of 1996 and 1995, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense, and related income tax effects.

The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and One Investment Corporation constituted a single entity during such periods.

                                                   (Unaudited)

                                                Year Ended December 31,
                                                    1996             1995
          Revenue and income                   $4,977,000       $9,400,000
          Net income                           $2,169,000       $3,789,000
          Basic earnings per share                   $.85            $1.48
          Diluted earnings per share                 $.83            $1.45
                               -24-



In conjunction with the April 30, 1996 purchase of all of the capital stock of One Investment Corporation for $1,415,000, liabilities were assumed as follows:

Fair value of asset acquired, including goodwill               $1,473,000
Cash paid for the capital stock                                (1,415,000)
                                                                ---------
   Liabilities assumed                                       $     58,000
                                                                 ========
Note 3.  Sale of Assets

The Company sold all assets of its construction products and services operations during 1995 and ceased doing business in the construction industry. The results of these operations are included in the consolidated financial statements for the year ended December 31, 1995. The total sale price of the assets was $5,522,000. After consideration of expenses relating to the sales, the Company recorded gains on sale before income taxes of $1,293,000.

Sales, costs of sales, and gross profit from construction products and services for the year ended December 31, 1995 were as follows:

          Sales                                                 $11,178,000
          Cost of sales                                           9,529,000
                                                                  ---------
          Gross profit                                         $  1,649,000
                                                                  =========

Note 4.  Short Term Investments

Short-term investments are valued at market price and are available-for-sale. The Company is actively seeking new businesses in the financial services industry and expects to utilize these funds for that purpose.
The investments at December 31, 1997 and 1996 consisted of the following:

                                           Unrealized    Unrealized    Market
December 31, 1997              Cost          Gains       (Losses)      Value
Bond Mutual Funds           $2,480,000        $5,000     $(41,000)  $2,444,000
Government Agency Securities   200,000           ---          ---      200,000
Government Agency              922,000         3,000          ---      925,000
Collateralized Mortgage      1,080,000         4,000          ---    1,084,000
Securities
Money Market Funds,            595,000           ---          ---      595,000
Pending Investment           ---------        ------      -------     --------
                            $5,277,000       $12,000     $(41,000)  $5,248,000
                             =========        ======      =======    =========

December 31, 1996
Bond Mutual Funds           $4,724,000       $   ---      $    ---  $4,724,000
                             =========        ======         =====   =========

Note 5.  Allowances for Doubtful Accounts

Trade accounts, notes and other receivables, and notes receivable are net of allowances for doubtful accounts of $108,000 and $100,000 at December 31, 1997 and 1996. Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1997 was as follows:


                                    -25-
                                           Year Ended December 31,
                                          1997            1996           1995
Balance at beginning of period         $100,000       $105,000         $8,000
Additions charged to cost and expense    20,000            ---        105,000
Uncollectible accounts written off,
Net of recoveries                       (12,000)        (5,000)        (8,000)
                                        -------        -------        -------
Balance at end of period               $108,000       $100,000       $105,000

Amount classified as a reduction of trade
accounts, notes, and other receivables   $8,000       $100,000       $105,000
Amount classified as a reduction of other
  assets, notes receivable             $100,000            ---            ---
                                       --------         ------         ------
                                       $108,000       $100,000       $105,000
                                        =======        =======        =======

Note 6.  Investment in First Indiana Corporation

The Company's percentage ownership in First Indiana was as follows:
(Shares adjusted for First Indiana's stock splits.)

                                              First Indiana
                                 Shares          Shares         Percentage
  As of:                         Owned         Outstanding      Ownership
  December 31, 1997             2,717,967     12,668,191          21.5%
  December 31, 1996             2,717,967     12,455,122          21.8%
  December 31, 1995             2,717,967     12,408,483          21.9%


The Company's equity in earnings of First Indiana was as follows:

                                            Year Ended December 31,
                                        1997             1996            1995
Equity in earnings of First Indiana based
  on percentage of ownership       $3,815,000      $2,886,000      $3,624,000

Equity in First Indiana's gain on sale of
  subsidiary sold to the Company,
  contained in equity in earnings     (15,000)       (147,000)            ---

Purchase price adjustments:
  The Company's equity ownership
  of First Indiana's net assets exceeds
  the actual cost of its shares.  Under
  the purchase accounting method,
  these purchase price adjustments
  are being amortized to income using
  both the declining balance and straight
  line methods and amortization periods
  of 3 to 10 years                     83,000         263,000         314,000
                                     --------         -------        --------
Total equity in earnings           $3,883,000      $3,002,000      $3,938,000


At December 31, 1997, the unamortized balance of the purchase price adjustments was $436,000.

The $852,000 FDIC special assessment shown in the consolidated income statement for the year ended December 31, 1996 represents the Company's equity in the net earnings effect of the total assessment paid by First Indiana. The one-time charge was the result of a special assessment by the Federal Deposit Insurance Corporation imposed on all banks, including First Indiana Bank, whose customers' deposits are insured by its Savings Association Insurance Fund ("SAIF").

The changes to retained earnings for equity in other capital changes of First Indiana primarily represents dilution of the Company's percentage share of First Indiana's net worth that resulted from shares of common stock issued, treasury shares acquired, and unrealized investment gains and losses of First Indiana. Equity in undistributed earnings and capital changes of First Indiana of $19,128,000 and $16,537,000 are included in consolidated retained earnings at December 31, 1997 and 1996.

First Indiana is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including up streaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may make distributions to First Indiana of up to 100 percent of the Bank's net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days advance notice before declaring a dividend.

Note 7.  Other Assets

Notes receivable consisted of the following:               December 31,
                                                     1997              1996
Long-term note receivable in connection with the sale
  of discontinued radio broadcasting properties    $410,000         $440,000
Long-term note receivable in connection
  with the sale of construction assets              270,000          300,000
  Less, allowance for doubtful accounts            (100,000)            ---
                                                    --------         -------
                                                   $580,000         $740,000

Goodwill is stated net of accumulated amortization. The amounts represent cost of assets purchased, paid to the Bank, in excess of their market value, and includes consideration paid for an exclusive operating agreement for marketing and sales of non FDIC insured insurance and investment products to customers of the Bank. Amounts paid are being amortized to expense over 15 years and consisted of the following:

                                                     1997           1996
Original amount paid                           $1,188,000         $1,188,000
  Additional purchase price paid under an agreement for
  payment if profits exceeded pre-determined amounts
                                                   74,000               ---
                                                ---------         ----------
                                                1,262,000          1,188,000
  Less accumulated amortization                  (129,000)           (46,000)
                                                ---------          ---------
                                               $1,133,000         $1,142,000

Other assets consists of an investment in split-dollar life insurance contracts for a key officer of the Company, secured by cash value and a contractual guarantee of yield of $460,000 at December 31, 1997 and 1996. At December 31, 1997, other assets also includes $51,000 of organizational costs of the Somerset Wealth Management division that are being amortized to expense over 5 years.

Note 8.  Financial Instruments

The estimated fair value of the Company's financial instruments at December 31, 1997 and 1996 approximate their carrying value as reflected in the consolidated balance sheets. The Company's financial instruments include cash and cash equivalents, short-term investments and notes receivable. Financial instruments also include the investment in First Indiana that had a fair value of $68,515,000 and $48,470,000 at December 31, 1997 and 1996.

Note 9. Business Segments

The components of the Company's business during the three years ended December 31, 1997 consisted of the following:

                                                  Year Ended December 31,
                                              1997          1996         1995
Revenue:
Commissions-insurance and
     investment products                 $1,084,000     $1,006,000    $  ---
Fees - financial planning
     and asset management                    35,000            ---       ---
Net sales of construction
     products and services                      ---            ---  11,178,000
                                           --------       --------  ----------
Total revenue                            $1,119,000     $1,006,000 $11,178,000
Operating Profit                            $78,000       $382,000  $1,019,000
Add (deduct):
   Equity in earnings of First Indiana    3,883,000      3,002,000   3,938,000
   Investment income                        383,000        441,000     554,000
   Gain on sale of assets                       ---            ---   1,293,000
   Interest expense                             ---        (42,000)   (286,000)
   Corporate administrative expense        (937,000)      (857,000)   (970,000)
                                            -------        -------     -------
Income from operations before income tax  3,407,000      2,926,000   5,548,000

Identifiable assets:
   Insurance and investment products     $1,345,000     $1,467,000   $     ---
   Financial planning & asset management    331,000            ---         ---
   Investment in First Indiana Corp.     32,406,000     29,746,000  27,549,000
   Corporate assets                       6,894,000      6,999,000  11,177,000
                                         ----------     ----------  ----------
Total assets                            $40,976,000    $38,212,000  $38,726,000

Depreciation and amortization:
   Insurance and investment products       $100,000        $54,000  $      ---
   Financial planning & asset management     14,000            ---         ---
   Construction products and services           ---            ---     237,000
   Corporate assets                          19,000         13,000      15,000
                                            -------         ------     -------
Total depreciation and amortization        $133,000        $67,000    $252,000
Capital expenditures:
   Insurance and investment products        $55,000        $63,000    $    ---
   Financial planning and asset management   70,000            ---         ---
   Construction products and services           ---            ---      44,000
   Corporate assets                           8,000         53,000         ---
                                            -------        -------      ------
Total capital expenditures                 $133,000       $116,000     $44,000

Note 10.  Income Taxes

Total income tax expense for the three years ended December 31, 1997 was
allocated as follows:                        Year Ended December 31,
                                           1997           1996           1995
Income from operations                  $957,000      $887,000     $2,190,000
Retained earnings for:
 Unrealized investment gains(losses)     (14,000)      (46,000)        46,000
 Equity in capital chg of First Indiana  (54,000)       25,000         76,000
                                        --------        ------        -------
Total income tax expense                $889,000      $866,000     $2,312,000

Income tax expense(benefit) attributable to income from operations consisted of:


                                              Year Ended December 31,
Current:                                1997            1996            1995
 Federal                           $(155,000)       $(26,000)       $637,000
 State and local                     (23,000)         (4,000)        149,000
                                     -------          ------         -------
                                    (178,000)       (30,000)         786,000
Deferred:
 Federal                             986,000        797,000        1,138,000
 State and local                     149,000        120,000          266,000
                                     -------        -------         --------
                                   1,135,000        917,000        1,404,000
Total:
 Federal                             831,000        771,000        1,775,000
   State and local                   126,000        116,000          415,000
                                     -------        -------         --------
Total income tax expense on income
from operations                     $957,000       $887,000       $2,190,000
                                     =======       ========        =========

Income tax expense attributable to income from operations differed from the amounts computed by applying the federal income tax rate of 34% to pretax income from operations as a result of the following:

                                                  Year Ended December 31,
                                           1997            1996          1995
Federal income tax at statutory
rate of 34%                            $1,158,000       $995,000    $1,886,000
Add (deduct) tax effect of:
 State and local income taxes,
 net of federal income tax benefit        112,000        168,000       304,000
Dividends received deduction             (296,000)      (276,000)          ---
Other                                     (17,000)           ---           ---
                                          -------        -------      --------
                                         $957,000       $887,000    $2,190,000



The Company received income tax refunds of $125,000 during year ended December 31, 1997, and made income tax payments of $235,000 and $1,168,000 during the years ended December 31, 1996 and 1995.

The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1997 and 1996 consist of:

                                                            December 31,
Deferred tax assets:                                  1997               1996
  Provision for doubtful accounts                  $42,000             $39,000
  Unrealized investment losses                      14,000                 ---
  Accrued liabilities                               28,000               4,000
                                                    ------              ------
     Total deferred tax assets                     $84,000             $43,000

Deferred tax liabilities:
  Investment in First Indiana                    $7,895,000         $6,858,000
  Plant and equipment                                15,000             12,000
  Organization expense                               19,000                ---
                                                  ---------           --------
     Total net deferred tax liabilities          $7,929,000         $6,870,000
                                                   --------            -------
Net deferred tax liability                       $7,845,000         $6,827,000
                                                  =========          =========

Note 11.  Interim Quarterly Results (Unaudited)
(Dollars in thousands except per share data)

                             First    Second  Third    Fourth
1997                        Quarter  Quarter  Quarter  Quarter       Annual
Equity in earnings of
First Indiana                $871      $846    $998     $1,168        $3,883
Commissions, fees and
investment income             436       408     394        264         1,502
Operating expenses           (415)     (789)   (414)      (360)       (1,978)
Income before income taxes    892       465     978      1,072         3,407
Net income                   $635      $372    $679       $764        $2,450
Income per share - basic    $ .25     $ .14   $ .25      $ .31      $    .95
Income per share - diluted  $ .24     $ .14   $ .25      $ .30      $    .93

1996
Equity in earnings of
First Indiana              $1,012      $930     $70        $990        $3,002
Commissions, fees and
  investment income           163       313     461         510         1,447
Operating expenses           (255)     (192)   (457)       (619)       (1,523)
                            - ---      -----    ----        ---         -----
Income before income taxes    920      1,051     74         881         2,926
                             ----      -----    ----       ----         -----
Net income                   $638       $715   $ 51        $635        $2,039
Income per share - basic    $ .25      $ .27   $.03       $ .25      $    .80
Income per share - diluted  $ .24      $ .27   $.03       $ .24      $    .78

Note 12.  Stock-Based Compensation

The Company has two types of stock-based compensation plans: stock options and stock grants, as described below. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for such stock options. Compensation cost for stock grants issued has been charged against income and includes reimbursement to the grantee of personal income taxes incurred. The amounts charged for the stock grants and taxes were $395,000, $270,000, and $82,000 in 1997, 1996, and 1995.

Had compensation cost for the incentive stock options been determined based on the fair value at the grant date consistent with the methods of FASB Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced as shown in the pro forma amounts as follows:
                                              Year Ended December 31,
                                            1997           1996           1995
     Net Income:
As reported                            $2,450,000     $2,039,000     3,358,000
Pro forma                              $2,306,000     $1,972,000    $3,321,000

     Basic earnings per share:
As reported                                  $.95           $.80         $1.31
Pro forma                                    $.90           $.77         $1.30

     Diluted earnings per share:
As reported                                  $.93           $.78         $1.29
Pro forma                                    $.88           $.75         $1.27


The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with weighted-average assumptions as follows:

     Year grants issued                       1997        1996         1995
     Dividend yield                          1.15%        1.5%         1.5%
     Expected volatility                       47%         24%          24%
     Risk-free interest rate                 6.11%       5.55%        7.05%
     Expected option life                   5 yrs.      7 yrs.       7 yrs.

The effects of applying FASB Statement No. 123 in the above pro forma are not indicative of future amounts. The Company expects that grants will be made in the future.

Stock Options

The Company's 1991 Stock Incentive Plan provides for granting of qualified and non-qualified stock options to officers and other key employees at the quoted
market value of the Company's common stock on the date of the grant.   Qualified
options are exercisable during a period of two to five years after the date of grant, and expire five years from the date of the grant. Non-qualified options are exercisable during a period of six months to ten years after the date of the grant and expire ten years from the date of the grant. The 1991 Plan authorized 156,250 shares for granting options, with or without stock appreciation rights.

The Company also maintains a 1991 Director Stock Option Plan, which authorized 78,125 shares. The plan provides for the granting of stock options to non-employee directors of the Company. Grants issued are non-qualified stock options, which do not afford favorable tax treatment to recipients and which normally result in tax deductions to the Company. Options are granted annually at the time of the annual meeting of the shareholders, at the quoted market price on that date. The plan allows no more than the grant of 15,625 shares annually. Director options have a term of five years and are exercisable during the second through fifth years.

The following summary reflects changes in the options outstanding during the three years ended December
31, 1997.

                                                         Weighted
                           fficers' and Key              Average
                                Employees'   Directors'   Price Per
                                   Plan         Plan        Share
Balance at January 1, 1995       148,048       25,000        $5.85
Options granted                   17,187        6,250         8.48
  Options expired                (24,375)         ---         6.24
  Options exercised              (37,266)         ---         4.84
Balance at December 31, 1995     103,594       31,250         6.26
  Options granted                 28,125        7,812         8.92
  Options exercised              (10,000)     (12,500)        4.86
Balance at December 31, 1996     121,719       26,562         7.82
  Options granted                 23,879        9,387        16.30
  Options expired                    ---       (1,563)      (12.80)
  Options exercised              (35,468)      (4,689)       (6.33)
Balance at December 31, 1997     110,130       29,697       $10.21

Outstanding option shares at December 31, 1997, by exercise price per share, were as follows:

                                         Officers' and Key
                            Price Per        Employees'       Directors'
                             Share              Plans          Plan
                             $4.00              4,687           ---
                              4.16             11,563           ---
                              5.84             12,501           ---
                              5.92                ---         4,689
                              6.00              4,375           ---
                              7.60                ---         4,689
                              8.32             12,501           ---
                              8.48             12,501         4,689
                             11.20            *18,752           ---
                             12.32              9,375           ---
                             12.80                ---         6.252
                             15.50                ---        *9,378
                             15.80            *11,375          ---
                            $17.38            *12,500          ---
                                               ------        ------
                                              110,130        29,697

*Options not exercisable at December 31, 1997, all other options were exercisable.

Stock Grants

The Company's 1991 Stock Incentive Plan also provides for the issuance of stock grants to key individuals for achievement of specific results over a three-year period. On April 1, 1994, the Company awarded 15,625 shares of stock to each of two executive officers. These shares were subject to recall by the Company in the event that certain specific employment and performance objectives were not met by March 31, 1997. Such objectives were met and the shares were vested with the two executive officers. The Company does not have any stock grants outstanding at December 31, 1997.

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Reserved for future stock options and stock grants at December 31, 1997, were
44,873 shares under the Officers and Key Employees' Plan and 29,685 shares under the Directors' Stock Option Plan.

Note 13.  Retirement Plans

The Company sponsored an Employee Savings and Investment Plan that was qualified for tax-deferred employee contributions under Internal Revenue Code Section
401(k).   The trusteed plan was terminated on June 30, 1995.  The Company also maintained a non-contributory, trusteed, defined-benefit pension plan covering non-bargaining unit employees. The defined-benefit pension plan was terminated on November 30, 1995. Both plan terminations occurred as a result of the sale of the assets of the construction products and services divisions and the related termination of employment of the divisions' employees. These employees constituted the major portion of all participants of the plans.

Benefits of the Pension Plan were based on years of service and the employee's compensation. The Company had provided for contributions to the plan equal to the estimated value of all participants' benefits. The Employee Savings and Investment Plan was a trusteed, defined-contribution plan with the Company matching a portion of the employee's contribution in the form of shares of the Company's common stock.

Both plans were fully liquidated during 1996, and all participant obligations were satisfied. Plan assets in excess of benefit obligations were distributed to plan participants and to pay expenses of the plan termination and liquidation. No plan assets were returned to the Company and no gain or loss was recognized. Net periodic pension expense of the defined-benefit pension plan for the year ended December 31, 1995 consisted of the following:

                                                                 1995
   Service cost benefits earned during the year               $150,000
   Interest cost on projected benefit obligation               321,000
   Return on plan assets                                      (298,000)
   Net amortization and deferral                               (22,000)
   Gain on termination of plan                                (344,000)
                                                               -------
Net pension expense (benefit)                                $(193,000)

Plan assets consisted primarily of U.S. Government Agency obligations. On the date of plan termination, the plan assets exceeded the actuarial estimated value of benefit obligations by $67,000. The plan termination was approved by the Pension Benefit Guarantee Corporation and the Internal Revenue Service.

During the year ended December 31, 1995, the Company made contributions to multi-employer pension plans under contracts with various construction trade unions. Amounts contributed for the year ended December 31, 1995 for operations to the dates of sale of the construction operations was $136,000. All contracts with unionized employees were assumed by the purchasers of the construction assets.

The Company adopted a new retirement plan for all employees during 1996 as a replacement for the plans terminated. The plan is a Salary Reduction Simplified Employee Pension Plan (SAR-SEP), and is qualified for income tax deferral under Internal Revenue Service Code Section 408(k). Under the plan, employee contributions and employer matching contributions are deferred for income tax purposes. All amounts are contributed to trusteed Individual Retirement Accounts established by the participant.

The Company makes matching contributions for participants of 100% of each employee's contributions, to a maximum of 6% of salary. The cost of such matching contributions was $34,000 since inception of the plan on June 1, 1996 to December 31, 1996, and was $53,000 during the year ended December 31, 1997.

                               -33-


Note 14.  Commitments and Contingencies

The Company, in the normal course of business, is involved in various claims and contingencies. After taking into consideration legal counsel's evaluation and the extent of insurance coverage, management is of the opinion that the outcome of claims and contingencies will not result in any ultimate liability material to the consolidated financial statements.





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